Exhibit 99.1

Cherokee Inc.	Integrated Corporate Relations, Inc.
6835 Valjean Ave.	12121 Wilshire Blvd. Suite 300
Van Nuys, CA 91406	Los Angeles, CA 90025
(818) 908-9868	(310) 954-1100
Contact: Russell J. Riopelle, Chief Financial Officer	Contact: Andrew Greenebaum

For Immediate Release:

Cherokee Inc. Reports 3rd Quarter Financial Results

•                  Repurchased 99,561 shares during period, representing over 1% of outstanding shares

•                  Third Quarter diluted EPS of $0.37 per share vs. $0.41 last year

•                  Cash dividend of $0.50 per share to be paid on December 16, 2008

VAN NUYS, CA (December 10, 2008) —  Cherokee Inc. (NASDAQ:  CHKE), a leading global licensor and brand management company, today reported financial results for its third quarter ended November 1, 2008 (the “Third Quarter”).  Net revenues for the Third Quarter totaled $8.0 million, compared to revenues of $8.9 million in the comparable period last year.  Operating income for the Third Quarter was $4.7 million, or 58.1% of revenues, as compared to $5.1 million, or 56.8% of revenues in the comparable period last year.  Net earnings for the Third Quarter totaled $3.3 million, or $0.37 per diluted share, as compared to $3.7 million, or $0.41 per diluted share, in the comparable period last year.  The Company ended the quarter with cash and equivalents of $14.0 million, net receivables of $7.4 million and no debt.

In addition to operating in a difficult global retail environment, the Company’s international revenues in the Third Quarter were negatively impacted by a stronger dollar compared to the exchange rates in the comparable period last year.  However, selling, general and administrative expenses for the Third Quarter were $3.4 million, which was $0.5 million less than the $3.9 million in the comparable period last year, primarily due to a continued focus on managing our operating expenses, particularly in the areas of marketing and payroll related expenses.  The Company also had a lower stock compensation expense in the Third Quarter as compared to last year.  Interest and other income for the Third Quarter totaled $46,000 versus the $269,000 reported last year, due to a combination of lower cash balances and lower (prevailing) interest rates.  The effective tax rate for the Third Quarter was 31.0%, as compared to 30.8% in the third quarter of last year, as both periods included certain favorable FIN 48 adjustments.

Russell J. Riopelle, Chief Financial Officer, stated, “We believe our debt free balance sheet and healthy liquidity positions us favorably.  During the Third Quarter, we repurchased 99,561 shares of our common stock through open market purchases.  We were able to continue to achieve strong profitability during the quarter due to our low cost business model, and our EBIT margin for the Third Quarter was 58.1%, as compared to 56.8% last year.  As previously announced, we will pay a $0.50 per share dividend on December 16th as we continue to return profits and excess cash to our stockholders.”

Robert Margolis, Chairman and CEO, said, “We are not immune to the soft global retail environment, and are always disappointed with any revenue declines; however, we take comfort in our highly profitable business model with no inventory, no manufacturing and no debt.  We believe we are well-positioned due to our diversified global distribution, our low cost operating model and our financial capacity to make prudent acquisitions that may surface in the current climate.  In any event, we are diligently pursuing growth opportunities with our existing and potential new partners.”

Howard Siegel, President, added, “Although our total domestic royalty revenues declined slightly in the Third Quarter, our royalty revenues from Target increased to $3.67 million or about 46% of our total Third Quarter revenues, as compared to $3.29 million last year.  However, this increase in royalties was due to a higher average royalty rate applied to the retail sales reported by Target for our Third Quarter, and the higher average royalty rate is a result of the year-to-date decline in retail sales from Target in the nine months ended November 1, 2008, as compared to the comparable nine month period last year, in which higher retail sales were achieved and subsequently a lower average royalty rate was utilized for last year’s third quarter.  Our international royalties for our Third Quarter were down about 18%, due primarily to the challenging retail environment in the U.K. and also less favorable exchange rates from a strengthening dollar.  While our mature accounts are all experiencing a retail slowdown, we are pleased with the growth of our new revenue streams from Israel, Chile, Peru and Brazil, and we expect continued growth from these regions.  We also look forward to new revenue streams from India, Spain and the Middle East over the next twelve months, while we continue to discuss new opportunities with premier retailers around the world.  Furthermore, we look forward to continued growth from our brand representation division, anchored by the Norma Kamali business at Wal-Mart, as well as other brands we represent today and in the future.”

About Cherokee Inc.

Cherokee Inc., based in Van Nuys, is a marketer, licensor and manager of a variety of brands it owns (Cherokee, Sideout, Carole Little and others) and represents.  Currently, Cherokee has licensing agreements in a number of categories, including family apparel, fashion accessories and footwear, as well as home furnishings and recreational products.  Premier clients for the Cherokee brand around the world include Target Stores (U.S.), Tesco (U.K., Ireland and certain other European and Asian countries), Zellers (Canada), Pick ‘n Pay (South Africa), Fawaz Al Hokair (Middle East), Grupo Pão de Acucar (Brazil), S.A.C.I. Falabella (Chile and Peru), Arvind Mills (India), Shufersal LTD. (Israel), Comercial Mexicana (Mexico) and Grupo Eroski (Spain).  Premier clients for Cherokee’s other brands include the TJX Companies (U.S., Canada and Europe) for the Carole Little brands, and Shanghai Bolderway (China) for the Sideout Brand.  Cherokee also recently placed the Norma Kamali brand with Wal-Mart.

Statements included within this news release that are not historical in nature constitute forward-looking statements for the purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  When used, the words “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements included in this press release (including, without limitation, express or implied statements regarding future dividend payments, anticipated free cash flows and potential future business development) involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks and uncertainties, include, but are not limited to, the effect of national, international and regional economic conditions, the financial condition of the apparel industry and the retail industry, the overall level of consumer spending domestically and internationally, the effect of intense competition in the industry in which the Company operates, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands as a result of fashion trends or otherwise, the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee and Sideout branded products, the Company’s dependence on a select group of licensees for most of the Company’s revenues, the Company’s dependence on its key management personnel and adverse determinations of claims, liabilities or litigations.  A further list and description of these risk, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K for Fiscal Year 2008, and in its periodic reports on Forms 10-Q and 8-K (if any).  Undue reliance should not be placed on the forward-looking statements contained herein because some or all of them may turn out to be wrong.  The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.

CHEROKEE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

	Three months ended		Nine months ended
	November 1, 2008	November 3, 2007	November 1, 2008	November 3, 2007

Royalty revenues	$8,036,000	$8,942,000	$30,100,000	$32,885,000

Total selling, general and administrative expenses	3,370,000	3,865,000	10,999,000	11,984,000

Operating income	4,666,000	5,077,000	19,101,000	20,901,000

Other income (expenses) :
Interest expense	—	—	—	—
Investment and interest income	46,000	269,000	144,000	944,000
Total other income (expenses), net	46,000	269,000	144,000	944,000

Income before income taxes	4,712,000	5,346,000	19,245,000	21,845,000

Income tax provision	1,461,000	1,648,000	7,282,000	8,222,000
Net income	$3,251,000	$3,698,000	$11,963,000	$13,623,000
Basic earnings per share	$0.37	$0.41	$1.34	$1.53
Diluted earnings per share	$0.37	$0.41	$1.34	$1.52
Weighted average shares outstanding
Basic	8,880,561	8,913,069	8,905,743	8,892,057
Diluted	8,880,643	8,945,748	8,916,440	8,938,628

Effective Tax Rate	31.0%	30.8%	37.8%	37.6%

CHEROKEE INC.

CONSOLIDATED BALANCE SHEETS

Unaudited

	November 1,	February 2,
	2008	2008
Assets
Current assets:
Cash and cash equivalents	$14,015,000	$21,955,000
Receivables	7,395,000	7,363,000
Income taxes receivable	1,092,000	1,065,000
Prepaid expenses and other current assets	123,000	72,000
Deferred tax asset	851,000	1,010,000
Total current assets	23,476,000	31,465,000

Deferred tax asset	828,000	1,095,000
Property and equipment, net of accumulated depreciation of $711,000 and $671,000, respectively	216,000	184,000
Trademarks, net	9,300,000	10,077,000
Other assets	14,000	14,000
Total assets	$33,834,000	$42,835,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,072,000	$817,000
Accrued compensation payable	2,940,000	3,944,000
Income taxes payable	720,000	1,811,000
Accrued dividends payable	4,407,000	6,685,000

Total current liabilities	9,139,000	13,257,000

Stockholders’ Equity:
Preferred stock, $.02 par value, 1,000,000 shares authorized None issued and outstanding	—	—
Common stock, $.02 par value, 20,000,000 shares authorized, 8,814,187 shares issued and outstanding at November 1, 2008 and 8,913,902 shares issued and outstanding at February 2, 2008, respectively	176,000	178,000
Additional paid-in capital	14,805,000	16,092,000
Retained earnings	9,714,000	13,308,000
Stockholders’ equity	24,695,000	29,578,000
Total liabilities and stockholders’ equity	$33,834,000	$42,835,000